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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
              AND COMBINED FIXED CHARGES, PREFERRED STOCK DIVIDENDS
                     AND PREFERRED INTERESTS OF SUBSIDIARIES
                        (IN THOUSANDS, EXCEPT RATIO DATA)

(UNAUDITED)                                                       2003         2002         2001          2000         1999
                                                               ----------   ----------   ----------    ----------   ----------
EARNINGS
    Pretax income from continuing operations before
      preferred interests of subsidiaries................      $1,930,925   $  915,194   $1,206,863    $1,203,681   $  344,573
    Add:Fixed charges excluding capitalized interest and
      preferred interests requirements of consolidated
      subsidiaries.......................................         132,820      128,730      134,484       116,190       90,398
                                                               ----------   ----------   ----------    ----------   ----------
    Adjusted Earnings....................................      $2,063,745   $1,043,924   $1,341,347    $1,319,871   $  434,971
                                                               ==========   ==========   ==========    ==========   ==========
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
    Interest expense including capitalized interest (1)..      $  173,045   $  155,667   $  178,915    $  168,121   $  132,986
    Amortization of debt expense.........................           2,163        1,859        2,460         2,726        4,854
    Interest component of lease rental expenditures (2)..          14,458       11,895        9,858         7,343        5,789
    Preferred interest requirements of consolidated
    subsidiaries (3).....................................          11,805       19,581        8,608             -            -
                                                               ----------   ----------   ----------    ----------   ----------
    Fixed charges........................................         201,471      189,002      199,841       178,190      143,629
    Preferred stock dividend requirements (4)............           9,968       17,540       32,495        33,386       24,788
                                                               ----------   ----------   ----------    ----------   ----------
Combined Fixed Charges and Preferred Stock Dividends.....      $  211,439   $  206,542   $  232,336    $  211,576   $  168,417
                                                               ==========   ==========   ==========    ==========   ==========
Ratio of Earnings to Fixed Charges.......................           10.24         5.52         6.71          7.41         3.03
                                                               ===========  ==========   ==========    ==========   ==========
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends........................................            9.76         5.05         5.77          6.24         2.58
                                                               ==========   ==========   ==========    ==========   ==========

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(1)      The Company does not receive a tax benefit for $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income is required to cover the $5 million write-off. Accordingly, interest expense has been grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(3) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. This amount represents the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries. In September 2003, the Company retired its preferred interests of subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. This amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.